EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO REPORTS FIRST QUARTER 2011 RESULTS

Plainview, NY, April 25, 2011 — Veeco Instruments Inc. (Nasdaq: VECO) announced its financial results for the first quarter ended March 31, 2011.  Veeco reports its results on a U.S. generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Please refer to the attached table for details of the reconciliation between GAAP operating results and Non-GAAP operating results. All results presented herein are for Veeco’s “Continuing Operations” which excludes the Metrology business sold to Bruker Corporation on October 7, 2010.

GAAP Results ($M except EPS)

	Q1 ‘11	Q1 ‘10
Revenues	$254.7	$134.8
Net income	$53.1	$22.8
EPS (diluted)	$1.25	$0.54

Non-GAAP Results ($M except EPS)

	Q1 ‘11	Q1 ‘10
Net income	$56.6	$17.6
EPS (diluted)	$1.33	$0.42

John R. Peeler, Veeco’s Chief Executive Officer, commented, “Veeco reported a strong first quarter, with  revenues of $255 million, gross margin of 51% and non-GAAP net income of $57 million, all in line with our guidance.  As expected, revenues were down 15% sequentially, but increased 89% from the prior year first quarter.  LED & Solar revenues were $215 million and Data Storage revenues were $40 million. Veeco’s first quarter bookings totaled $231 million,” continued Mr. Peeler, “with another solid quarter in LED & Solar of $198 million and Data Storage orders were $33 million.  We continued to experience strong demand for MOCVD systems and, while China remained the majority of our bookings, we also received orders from key customers in Taiwan, Korea and the U.S.”  The Company’s Q1 2011 book-to-bill ratio was .91 to 1, and quarter-end backlog was $530 million.  Veeco’s operating cash flow during Q1 was extremely strong at $75 million, resulting in cash and short term investments at the end of the quarter of $779 million.

Fast Adoption of MaxBright MOCVD System

In February, Veeco announced its newest generation MOCVD system, the TurboDisc® MaxBright™ Multi-Reactor (“cluster”) MOCVD System. Mr. Peeler commented, “Our customers are excited about MaxBright, as evidenced by the strong quoting and purchase order activity underway with key LED customers in all regions.   During the first quarter, we shipped three MaxBright 4-chamber systems.  Orders have been received from three of the top tier Taiwanese LED makers, as well as from key customers in Korea and China.  Customers are clearly recognizing that we are helping to enable the industry’s transition to LED lighting with a unique value position and the most productive MOCVD systems on the market.”

1

Veeco Announces Redemption of 4.125% Convertible Subordinated Notes Due 2012

Veeco also announced that it is calling for redemption all of its outstanding 4.125% Convertible Subordinated Notes due 2012. Approximately $91.6 million aggregate principal amount of the Notes were outstanding as of April 20, 2011.  Please visit www.veeco.com on our Investor Relations site to read today’s 8K filing for further detail on this action.

Second Quarter 2011 Guidance

Veeco’s second quarter 2011 revenue is currently forecasted to be between $255 and $285 million.  Earnings per share are currently forecasted to be between $1.08 to $1.32 on a GAAP basis and $1.20 to $1.45 on a non-GAAP basis. Please refer to the attached financial table for more details.  Note that the EPS impact of the note redemption has been included in this guidance.

“We currently forecast Q2 2011 orders at 25% or more above the Q1 level, and we have visibility for continued order strength through Q3,” added Mr. Peeler.  “We are experiencing extremely strong levels of quoting activity, very positive customer reaction to MaxBright, and a large number of multi-system deals currently on the table.  We expect MOCVD order patterns to remain lumpy from quarter to quarter depending upon the timing of customer deposits. We see order strength continuing in China as it builds its LED infrastructure for solid state lighting, and quoting activity in Korea and Taiwan is also picking up with improved utilization rates being reported at key customers.  Orders for our Data Storage products should also improve sequentially as customer quoting activity for technology and capacity buys are improving to support anticipated hard drive unit growth in the second half of 2011.”

Full Year 2011 Guidance

“Veeco’s $530 million in backlog, combined with our forecasted Q2 revenue increase and very positive order outlook give us even greater confidence in our full year 2011 guidance of over $1 billion in revenues and non-GAAP earnings per share of greater than $5.00,” continued Mr. Peeler. “We are optimistic about the future and confident that we are well positioned from a technology, product, and operational standpoint to grow our LED & Solar and Data Storage businesses in 2011 and beyond.”

Conference Call Information

A conference call reviewing these results has been scheduled for 5:00pm ET today at 1-877-795-3638 (toll free) or 1-719-325-4770 using passcode 1854737. The call will also be webcast live on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00pm ET tonight through midnight on May 9, 2011 at 888-203-1112 or 719-457-0820, using passcode 1854737, or on the Veeco website. Please follow along with our slide presentation also posted on the website.

About Veeco

Veeco makes equipment to develop and manufacture LEDs, solar panels, hard disk drives and other devices. We support our customers through product development, manufacturing, sales and service sites in the U.S., Korea, Taiwan, China, Singapore, Japan, Europe and other locations.  Please visit us at www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2010 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

-financial tables attached-

2

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2011	2010

Net sales	$254,676	$134,750
Cost of sales	125,344	78,010
Gross profit	129,332	56,740

Operating expenses (income):
Selling, general and administrative	23,933	17,726
Research and development	24,582	12,956
Amortization	1,135	1,237
Restructuring	—	(179)
Other, net	13	(175)
Total operating expenses	49,663	31,565

Operating income	79,669	25,175

Interest expense, net	1,299	1,783
Loss on extinguishment of debt	304	—

Income from continuing operations before income taxes	78,066	23,392
Income tax provision	24,983	567
Income from continuing operations	53,083	22,825

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(498)	3,962
Income tax (benefit) provision	(57)	743
(Loss) income from discontinued operations	(441)	3,219

Net income	$52,642	$26,044

Income (loss) per common share:
Basic:
Continuing operations	$1.33	$0.59
Discontinued operations	(0.01)	0.08
Income	$1.32	$0.67

Diluted:
Continuing operations	$1.25	$0.54
Discontinued operations	(0.01)	0.08
Income	$1.24	$0.62

Weighted average shares outstanding:
Basic	39,842	38,784
Diluted	42,531	42,269

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$276,837	$245,132
Short-term investments	426,025	394,180
Restricted cash	76,117	76,115
Accounts receivable, net	94,041	150,528
Inventories, net	121,342	108,487
Prepaid expenses and other current assets	31,676	34,328
Deferred income taxes, current	5,772	13,803
Total current assets	1,031,810	1,022,573

Property, plant and equipment, net	48,981	42,320
Goodwill	52,003	52,003
Deferred income taxes	9,403	9,403
Other assets, net	20,814	21,735
Total assets	$1,163,011	$1,148,034

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$38,678	$32,220
Accrued expenses and other current liabilities	171,275	183,010
Deferred profit	4,518	4,109
Income taxes payable	21,347	56,369
Liabilities of discontinued segment held for sale	5,359	5,359
Current portion of long-term debt	94,973	101,367
Total current liabilities	336,150	382,434

Long-term debt	2,594	2,654
Other liabilities	392	434
Total liabilities	339,136	385,522

Equity	823,875	762,512

Total liabilities and equity	$1,163,011	$1,148,034

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP results

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2011		2010
Adjusted EBITA

Operating income	$79,669		$25,175

Adjustments:

Amortization	1,135		1,237
Equity-based compensation	3,098		1,866
Restructuring	—		(179	)(1)

Earnings from continuing operations before interest, income taxes and amortization excluding certain items (“Adjusted EBITA”)	$83,902		$28,099

Non-GAAP Net Income

Net income from continuing operations (GAAP basis)	$53,083		$22,825

Non-GAAP adjustments:

Amortization	1,135		1,237
Equity-based compensation	3,098		1,866
Restructuring	—		(179	)(1)
Loss on extinguishment of debt	304		—
Non-cash portion of interest expense	769	(2)	741	(2)
Income tax effect of non-GAAP adjustments	(1,838	)(3)	(8,900	)(3)

Non-GAAP Net Income	$56,551		$17,590

Non-GAAP earnings per diluted share excluding certain items (“Non-GAAP EPS”)	$1.33		$0.42

Diluted weighted average shares outstanding	42,531		42,269

(1) During the first quarter of 2010, we recorded a restructuring credit of $0.2 million associated with a change in estimate.

(2) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

(3) By the end of 2010, the Company had fully utilized all prior NOL and tax credit carryfowards. As a result, beginning in 2011, the Company utilized the with and without method, at a 32% effective rate, to determine the income tax effect of non-GAAP adjustments. During the first quarter of 2010 we provided for income taxes at a 35% statutory rate to determine the income tax effect of non-GAAP adjustments.

NOTE - This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on adjusted EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes adjusted EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP results

(In thousands, except per share data)

(Unaudited)

	Guidance for
	the three months ending June 30, 2011
	LOW		HIGH
Adjusted EBITA

Operating income	$70,952		$86,452

Adjustments:

Amortization	1,454		1,454
Equity-based compensation	3,818		3,818

Earnings from continuing operations before interest, income taxes and amortization excluding certain items (“Adjusted EBITA”)	$76,224		$91,724

Non-GAAP Net Income

Net income from continuing operations (GAAP basis)	$46,250		$56,792

Non-GAAP adjustments:

Amortization	1,454		1,454
Equity-based compensation	3,818		3,818
Loss on extinguishment of debt	2,794		2,794
Non-cash portion of interest expense	247	(1)	247	(1)
Income tax effect of non-GAAP adjustments	(2,797)	(2)	(2,825)	(2)

Non-GAAP Net Income	$51,766		$62,280

Non-GAAP earnings per diluted share excluding certain items (“Non-GAAP EPS”)	$1.20		$1.45

Diluted weighted average shares outstanding	43,000		43,000

(1) Adjustment to exclude non-cash interest expense on convertible subordinated notes.

(2) By the end of 2010, the Company had fully utilized all prior NOL and tax credit carryfowards. As a result, beginning in 2011, the Company utilized the with and without method, at a 32% effective rate, to determine the income tax effect of non-GAAP adjustments.

NOTE - This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on adjusted EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes adjusted EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Segment Bookings, Revenues, and Reconciliation

of Operating Income (Loss) to Adjusted EBITA (Loss)

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2011	2010
LED & Solar
Bookings	$198,265	$211,663

Revenues	$214,698	$111,505

Operating income	$72,272	$27,095
Amortization	714	796
Equity-based compensation	977	467
Adjusted EBITA	$73,963	$28,358

Data Storage
Bookings	$32,615	$26,372

Revenues	$39,978	$23,245

Operating income	$11,560	$2,458
Amortization	363	383
Equity-based compensation	308	215
Restructuring	—	(179)
Adjusted EBITA	$12,231	$2,877

Unallocated Corporate
Operating loss	$(4,163)	$(4,378)
Amortization	58	58
Equity-based compensation	1,813	1,184
Adjusted loss	$(2,292)	$(3,136)

Total
Bookings	$230,880	$238,035

Revenues	$254,676	$134,750

Operating income	$79,669	$25,175
Amortization	1,135	1,237
Equity-based compensation	3,098	1,866
Restructuring	—	(179)
Adjusted EBITA	$83,902	$28,099